Exhibit 99.1

TICC Declares Second Quarter 2006 Dividend of $0.30 per Share and Reports Earnings of $0.27 per share for the Quarter Ended March 31, 2006

GREENWICH, CT – 5/03/2006 – Technology Investment Capital Corp. (NASDAQ: TICC) announced today that its Board of Directors has declared a dividend of $0.30 per share for the second quarter of 2006.

The dividend is payable as follows:

•	Payable Date: June 30, 2006

•	Record Date: June 9, 2006

In addition, TICC announced today its financial results for the quarter ended March 31, 2006.

HIGHLIGHTS

•	For the three months ended March 31, 2006, we recorded net investment income of $5,315,085, or approximately $0.27 per share, net unrealized depreciation on investments of $210,588 and a net realized gain on investments of $158,340. In total, we had a net increase in stockholders’ equity resulting from operations of $0.27 per share for the first quarter.

•	Investment activity for the first quarter amounted to $50.0 million, and consisted of 3 investments in new portfolio companies and 1 additional investment in an existing portfolio company.

•	$20 million investment in senior secured notes with warrants issued by Group 329, LLC (d/b/a “The CAPS Group”).

•	$10 million investment in senior secured notes issued by one of the largest Internet domain registrars.

•	$5 million investment in senior secured notes issued by a leading provider of proprietary business-to-business real time information services.

•	$15 million investment in senior secured notes issued by MortgageIT, Inc., an existing portfolio company.

•	At March 31, 2006, the weighted average yield of our debt investments (excluding cash equivalents) was approximately 11.0%.

SUBSEQUENT EVENTS

•	Effective April 11, 2006, we entered into an amended and restated credit facility with the Royal Bank of Canada and Branch Banking & Trust Company. Under this agreement, we lowered the interest rate from our previous facility and have increased our revolving credit facility from $40 million to $100 million, with each lender providing $50 million.

We will host a conference call to discuss our first quarter results today, Wednesday, May 3rd at 10:00 AM EDT. Please call 877-407-8031 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 877-660-6853, the account number is 286 and the access code is 200121.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2005 and subsequent reports on Form 10-Q as they are filed, each of which are available on the SEC’s website at www.sec.gov.

TECHNOLOGY INVESTMENT CAPITAL CORP.

BALANCE SHEETS

AS OF MARCH 31, 2006 AND DECEMBER 31, 2005

(UNAUDITED)

ASSETS	March 31, 2006	December 31, 2005

ASSETS
Investments, at fair value (cost: $257,490,406 @ 3/31/06; $211,218,802 @ 12/31/05)	$257,459,818	$211,398,202
Cash and cash equivalents	9,808,343	55,811,584
Cash and cash equivalents pledged to creditors	24,918,750	0
Interest receivable	2,011,392	2,025,931
Securities sold not settled	0	773,486
Prepaid expense and other assets	52,483	98,615

TOTAL ASSETS	$294,250,786	$270,107,818

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Investment advisory fee payable to affiliate	1,259,204	1,498,813
Dividends payable	0	2,316,528
Accrued expenses	422,005	387,001
Repurchase Agreement	24,912,500	0

Total Liabilities	26,593,709	4,202,342

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, 100,000,000 shares authorized, and 19,459,976 and 19,304,401 issued and outstanding, respectively	194,600	193,044
Capital in excess of par value	266,178,531	263,885,376
Unrealized (depreciation) appreciation on investments	(30,588)	180,000
Accumulated realized gains on investments	1,897,355	1,739,015
Accumulated undistributed (overdistributed) investment income	(582,821)	(91,959)

Total Stockholders’ Equity	267,657,077	265,905,476

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$294,250,786	$270,107,818

Net asset value per share	$13.75	$13.77

TECHNOLOGY INVESTMENT CAPITAL CORP.

STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

(UNAUDITED)

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005
INVESTMENT INCOME
Interest Income - debt investments	$6,028,432	$3,194,512
Interest Income - cash and cash equivalents	353,981	345,112
Other Income	826,077	690,205

Total Investment Income	7,208,490	4,229,829

EXPENSES
Salaries and benefits	130,182	89,110
Investment advisory fees	1,348,793	799,644
Professional fees	294,575	408,358
Insurance	20,257	24,768
Directors’ fees	32,250	32,250
Transfer agent and custodian fees	24,700	32,650
General and administrative	42,648	37,639

Total Expenses	1,893,405	1,424,419

NET INVESTMENT INCOME	5,315,085	2,805,410

NET UNREALIZED DEPRECIATION ON INVESTMENTS	(210,588)	0

NET REALIZED GAINS ON INVESTMENTS	158,340	0

NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$5,262,837	$2,805,410

Net increase in stockholders’ equity resulting from operations per common share
Basic and Diluted	$0.27	$0.23
Weighted average shares of common stock outstanding:
Basic and Diluted	19,345,133	12,443,224

TECHNOLOGY INVESTMENT CAPITAL CORP.

FINANCIAL HIGHLIGHTS

FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

(UNAUDITED)

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005
Per Share Data
Net asset value at beginning of period	$13.77	$13.71

Net investment income	0.27	0.23
Net realized and unrealized gains(1)	0.01	0.00
Effect of shares issued, net of offering expenses	0.00	(0.11)

Total from investment operations	0.28	0.12

Distributions from net investment income	(0.30)	(0.14)

Net asset value at end of period	$13.75	$13.69

Per share market value at beginning of period	$15.10	$15.01
Per share market value at end of period	$14.54	$14.95
Total return(2)(3)	(1.7)%	0.53%
Shares outstanding at end of period	19,459,976	13,323,431
Ratios/Supplemental Data
Net assets at end of period	$267,657,077	$182,429,713
Average net assets	$267,415,139	$167,291,396
Ratio of expenses to average net assets – annualized	2.83%	3.41%
Ratio of net investment income to average net assets – annualized	7.95%	6.71%

(1)	Includes rounding adjustment to reconcile change in net asset value per share.
(2)	Amount not annualized.
(3)	Total return equals the increase or decrease of the ending market value over beginning market value, plus distributions divided by the beginning market value assuming dividend reinvestment at prices obtained under the Company’s dividend reinvestment plan.

About Technology Investment Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Barry Osherow at (203) 661-9572 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.